Exhibit 99

EXHIBIT 99 – PRESS RELEASE DATED July 15, 2009

BEMIS COMPANY, INC.

One Neenah Center, 4th Floor

P.O. Box 669

Neenah, Wisconsin  54957-0669

For additional information please contact:

Melanie E. R. Miller

Vice President, Investor Relations

and Treasurer

(920) 527-5045

FOR IMMEDIATE RELEASE

BEMIS COMPANY RAISES SECOND QUARTER GUIDANCE;

INCREASES TOTAL YEAR GUIDANCE

NEENAH, WISCONSIN, July 15, 2009 – Bemis Company, Inc. (NYSE-BMS) today announced that management expects its diluted earnings per share for the second quarter to be approximately $0.47.  These results include a $.03 per share charge related to the impact of expensing acquisition related costs in accordance with FAS 141(R).  Management’s original guidance for the second quarter was $0.35 to $0.43 per share, and this guidance did not include any FAS 141(R) charges.  Results for the second quarter of 2009 benefited from lower raw material costs related to second quarter shipments, as well as the positive impact of cost management initiatives implemented during the fourth quarter of 2008 and the first quarter of 2009.

Updated 2009 Earnings Outlook

Consistent with management’s practice, guidance does not reflect the impact of charges incurred and yet to be incurred in 2009 related to severance, acquisition related costs, and interest expense or shares issued in connection with the proposed acquisition of the Alcan Packaging Food Americas business.  Management’s guidance also excludes any operating results of the proposed acquisition.  Based upon the strong results for the first half of 2009 and management’s consistent expectations for the remainder of the year, management has revised its guidance upward for the full year 2009 to a range of $1.68 to $1.75 per share.  This increases and narrows the range of guidance from management’s previous guidance for 2009 of $1.50 to $1.70 per share.

Revised Schedule for Second Quarter Earnings Release and Conference Call

Bemis will provide further details on results of operations when it announces its second quarter results in a news release that will be available to the media and on the Bemis website on Friday, July 17, 2009, before the market opens.  This is a change from the previously scheduled time of the second quarter call.  Bemis will webcast an investor telephone conference regarding its second quarter 2009 financial results on Friday, July 17, 2009 at 10 a.m., Eastern Time.  Individuals may listen to the call on the Internet at www.bemis.com under “Investor Relations”.  Listeners are urged to check the website ahead of time to ensure their computers are configured for the audio stream.  Instructions for obtaining the required, free, downloadable software are available in a pre-event system test on the site.

Presentation of Non-GAAP Information

Some of the information presented in this press release reflects adjustments to expected results to exclude certain amounts related to the Company’s workforce reductions and the impact of expensed acquisition related costs.  This adjusted information should not be construed as an alternative to the reported results determined in accordance with accounting principles generally accepted in the United States of America (GAAP).  It is provided solely to assist in an investor’s understanding of the impact of these items on the comparability of the Company’s operations.

Forward Looking Statements

Effective on a prospective basis for Bemis’ fiscal years beginning January 1, 2009, Statement of Financial Accounting No. 141 (revised 2007), Business Combinations (FAS 141(R)), established new accounting principles governing accounting for business combinations, including changes in the accounting treatment of acquisition related costs.  Unless otherwise expressly stated, Bemis’ quarterly and full-year guidance does not and will not include any actual or estimated impact of such costs incurred or to be incurred in the future.

Statements in this release that are not historical, including statements relating to the expected future performance of the Company, are considered “forward-looking” and are presented pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995.  Such content is subject to certain risks and uncertainties, including but not limited to future changes in cost or availability of raw materials, consumer buying patterns under certain economic conditions, changes in customer order patterns, the results of competitive bid processes, costs associated with the pursuit of business combinations (pursuant to FAS No. 141(R)), unexpected costs associated with completing the acquisition, a failure in our information technology infrastructure or applications, foreign currency fluctuations, changes in working capital requirements, and the availability and related cost of financing from banks and capital markets.  Actual future results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors which are detailed in the Company’s regular SEC filings including the most recently filed Form 10-K for the year ended December 31, 2008.

About Bemis Company, Inc.

Bemis Company is a major supplier of flexible packaging and pressure sensitive materials used by leading food, consumer products, manufacturing, and other companies worldwide. Founded in 1858, the Company reported 2008 net sales of $3.8 billion. The Company’s flexible packaging business has a strong technical base in polymer chemistry, film extrusion, coating and laminating, printing, and converting. The Company’s pressure sensitive materials business specializes in adhesive technologies. Headquartered in Neenah, Wisconsin, Bemis employs about 15,800 individuals in 61 manufacturing facilities in 11 countries around the world. More information about the Company is available at our website, www.bemis.com .